EXHIBIT 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Data

Corporation

for the year ended December 31, 2018

This management’s discussion and analysis provides a review of the results of operations, financial condition and liquidity and capital resources of First Data Corporation, (“First Data”, “we”, “us”, “our” or the “company” refer to First Data Corporation and its consolidated subsidiaries) and outlines the factors that have affected recent results, as well as those factors that may affect future results. Our actual results in the future may differ materially from those anticipated in these forward looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward Looking Statements” and elsewhere in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018. The following discussion and analysis should be read in conjunction with First Data’s Consolidated Financial Statements and related notes included in Exhibit 99.1 to this Current Report on Form 8-K.

Year over year percent changes are calculated on whole-dollar values as management views this as a more accurate representation of our performance. As such, the values herein may not recalculate due to rounding. Not meaningful percentage changes are indicated with NM.

Executive Overview

First Data Corporation sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in over 100 countries, reaching over 6 million business locations and over 3,700 financial institutions. We believe we have the industry’s largest distribution network, to consist of partnerships with over 1,500 distribution partners including many of the world’s leading financial institutions, and our direct sales force. We are the largest merchant acquirer and issuer processor in the world, and operate the third largest independent network services provider in the United States. We enable businesses to accept electronic payments, help financial institutions issue credit, debit and prepaid cards, and route secure transactions between them. In 2018, we processed approximately 100 billion transactions globally, or over 3,000 per second. In our largest market, the United States, we processed approximately $2.3 trillion of payment volume, which represents over 10% of United States gross domestic product (GDP) last year.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contracts’ terms.

Pending Merger with Fiserv, Inc.

On January 16, 2019, First Data and Fiserv, Inc. (Fiserv), and 300 Holdings, Inc. (Merger Sub), a wholly-owned subsidiary of Fiserv, entered into an agreement and plan of merger (Merger Agreement), pursuant to which we will merge into Merger Sub (the Merger). The terms are subject to the conditions set forth in the Merger Agreement, which states at closing each share of the Company’s common stock issued and outstanding will be converted into the right to receive 0.303 (Exchange Ratio) of a share of common stock, par value $0.01 per share, of Fiserv. First Data’s equity awards will generally be converted into Fiserv equity awards after giving effect to the Exchange Ratio and appropriate adjustments and be governed by the same terms and conditions as applicable to First Data’s corresponding equity awards. Completion of the Merger is subject to customary closing conditions for both parties. We currently anticipate that we will close the merger during the second half of 2019. For additional information see Form 425 filed with the Securities and Exchange Commission dated January 16, 2019 and available through the “Investor Relations” portion of our website at http://investor.firstdata.com.

Our Strategy

Our ability to grow our business is influenced by global expenditure growth, increasing our share in electronic payments and providing value-added products and services to both merchants and financial institutions around the world. We grow our business through diversification of product offerings such as credit, debit, prepaid, Clover, and our suite of security products. We believe we offer our clients the most complete array of integrated solutions in our industry, covering their needs across next-generation commerce technology, merchant acquiring, issuing, and network solutions. We believe this differentiates us from our competition and will continue to drive our growth in the future.

We work with a variety of partners to deliver our merchant solutions, including large and small financial institutions, Independent Sales Organizations (ISOs), agents, Independent Software Vendors (ISVs), and others. Amongst other services, we help merchants by delivering data-driven insights and other services to help them grow and create better and more secure purchase experiences for consumers across all commerce platforms and assist them in day-to-day operations of their business via our Clover line of products which enables merchants to more efficiently run their businesses, build customer loyalty, and gain valuable insights that help grow their businesses. We provide financial institutions with solutions to help them grow their revenues, enhance customer satisfaction, and deliver their products more timely and efficiently.

We continue to execute on key growth initiatives including:

•	Innovate for tomorrow’s client needs

•	Accelerate top line revenue growth

•	Maintain positive operating leverage

•	Generate significant free cash flow

Components of Revenue

We generate revenue by providing commerce-enabling solutions. Set forth below is a description of our revenues by segment and factors impacting total revenues.

Global Business Solutions

Global Business Solutions (GBS) segment revenues are primarily derived from processing credit and debit card transactions for merchants and other business clients and includes fees for providing processing, loyalty and software services, and sales and leases of POS devices. Revenues are generated from a variety of sources, including:

•

Merchant discount fees charged to a merchant, net of credit and debit card interchange and assessment fees charged by the payment networks. The discount fee is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount;

•	Processing fees charged to merchant acquirers (including our alliance partners) who have outsourced their transaction processing to us;

•	Sales and leases of POS devices;

•	Fees for providing reporting and other services; and

•	Software fees such as security applications and Clover related fees.

A substantial portion of our business within GBS is conducted through merchant alliances between us and financial institutions. If we have management control over an alliance, then the alliance’s financial statements are consolidated with ours and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If we do not have management control over an alliance, we use the equity method of accounting. As a result, our consolidated revenues include processing fees charged to alliances accounted for under the equity method.

A large portion of GBS’ revenue is derived from transaction and processing related services. This business is dependent on macroeconomic consumer trends and global economic conditions that affect the volume of consumer spending and the use of electronic payments and changes in these factors have in the past, impacted, and may in the future impact, our ability to grow this portion of the business. We implemented initiatives, such as the introduction of several new products and expansion of our sales force, expanding through ISV partnerships, and expansion into new international markets, in an effort to grow this business versus prior periods. We also completed acquisitions which have strengthened our presence in ISV and enterprise resource planning (ERP) integrated payment solutions.

Global Financial Solutions

Global Financial Solutions (GFS) revenues are primarily derived from outsourced processing services, print, plastics, and Vision PLUS software services provided to financial institutions. GFS’ revenues are typically generated on the basis of number of total and active accounts on file, volume of customer communications, volume of plastics issued or license fees.

Network & Security Solutions

Network & Security Solutions (NSS) revenues are primarily derived from network services such as Electronic Funds Transfer (EFT) Network Solutions, Stored Value Network Solutions, Security and Fraud Management Solutions, and Government Solutions or Other.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Accounting Guidance

On January 1, 2018, we adopted Accounting Standards Codification (ASC) 606 and ASC 340-40 (collectively, the New Revenue Standard) which affected how we recognize revenue. The New Revenue Standard was adopted using the modified retrospective application beginning January 1, 2018. See note 1 “Summary of Significant Accounting Policies” and note 3 “Revenue Recognition” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information related to the adoption of the New Revenue Standard.

Currency Impact

Although the majority of our revenue is earned in U.S. dollars, a portion of our revenues and expenses are in foreign currencies. As a result, changes in foreign currencies against the U.S. dollar can impact our results of operations. Additionally, we have intercompany debts in foreign currencies which impact our results of operations. In recent periods, the U.S. dollar has fluctuated versus most foreign currencies, which has impacted our operating results generated in foreign currencies as presented in U.S. dollars in our consolidated financial statements. We believe the presentation of constant currency provides relevant information and we use this non-GAAP financial measure to, among other things, evaluate our ongoing operations by excluding the impact to foreign currency fluctuations. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for our related financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP). For additional information on our constant currency calculation, see “Segment Results”.

Acquisitions and Divestitures

Acquisitions and divestitures over the past two years have impacted the comparability of our financial results. The largest acquisitions in 2017, CardConnect and BluePay, were integrated into our Global Business Solutions segment and the results for the current period are reflected within segment results. The disposition of the remittance processing business in the U.S. is reflected in Global Financial Solutions segment results through the disposition date of August 15, 2018. The disposition of the card processing business in Central and Southeastern Europe is reflected in our Global Financial Solutions segment results through the disposition date of September 28, 2018. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Restructuring and Cost Management Initiatives

We continually evaluate our cost base and over the past three years have executed a number of restructuring initiatives which have allowed us to streamline management, eliminate excess facilities, and work with our suppliers to lower costs. In connection with these initiatives, we have incurred restructuring charges of $85 million, $83 million, and $49 million for the years ended December 31, 2018, 2017, and 2016, respectively. These Restructuring and Cost Management Initiatives have contributed to our 220 basis points EBITDA margin expansion over the past three years. We have ongoing expense management initiatives, which are expected to result in approximately $20 million in additional restructuring costs over the next twelve months. In connection with our focus on maintaining positive operating leverage, we will likely incur additional restructuring costs in the future. See note 11 “Other Operating Expenses, Net” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information about our restructuring and cost savings initiatives.

Interest Expense and Debt Extinguishment Costs

As a result of our capital market activities we have lowered the weighted-average interest rate of our outstanding debt from 4.8% as of December 31, 2017 to 4.5% as of December 31, 2018. Using excess cash generated by the business, divestiture proceeds, and existing cash on the consolidated balance sheet we decreased our outstanding borrowings balance from $19.2 billion as of December 31, 2017 to $17.6 billion as of December 31, 2018. For the year ended December 31, 2017, we incurred $10.0 million in fees to modify existing long-term debt which is recorded within “Interest expense, net” in the consolidated statements of income.

We incurred $153 million, $80 million, and $70 million of losses on debt extinguishment during the years ended December 31, 2018, 2017, and 2016, respectively.

Overview

The table below reconciles Net income attributable to First Data Corporation for the year ended December 31, 2018 to December 31, 2017 and the year ended December 31, 2017 to December 31, 2016:

(in millions)	Year ended December 31, 2018	Year ended December 31, 2017
Net income attributable to First Data Corporation, previous period	$1,465	$420
Better (worse):
Revenues excluding reimbursable items(a)	447	290
Cost of revenues(a)	51	64
Selling, general, and administrative(a)	(303)	(143)
Depreciation and amortization(a)	(29)	(23)
Other operating expenses, net	24	(92)
Loss on debt extinguishment	(73)	(10)
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	6	41
New revenue standard	(3)	—
Interest expense, net	14	147
Income tax	(778)	810
Equity earnings in affiliates	(1)	(38)
Other income	185	(1)

Net income attributable to First Data Corporation, period ended	$1,005	$1,465

(a)	The year ended December 31, 2018 is exclusive of New Revenue Standard.

Segment Results

We operate three reportable segments: Global Business Solutions (GBS), Global Financial Solutions (GFS), and Network & Security Solutions (NSS). Our segments are designed to establish global lines of businesses that work seamlessly with our teams in our regions of North America (United States and Canada), EMEA (Europe, Middle East, and Africa), LATAM (Latin America and Caribbean region), and APAC (Asia Pacific).

The business segment measurements provided to and evaluated by the chief operating decision maker are computed in accordance with the principles listed below:

•	The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable items.

•

Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, net, other income (expense), and stock-based compensation.

•

For significant affiliates, segment revenue and segment EBITDA are reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

•

Corporate operations include corporate-wide governance functions such as our executive management team, tax, treasury, internal audit, corporate strategy, and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

•

Certain measures exclude the estimated impact of foreign currency changes. To present this information, monthly results during the periods presented for entities with functional currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month during the periods presented is added together to calculate the constant currency results for the periods presented.

Operating revenues overview

	Year ended December 31,			Percent Change		Organic Constant Currency Percent Change(a)
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Consolidated revenues	$9,498	$12,052	$11,584	(21)%	4%
Adjustments:
Non wholly-owned entities	(22)	(64)	(80)	(66)%	(20)%
Reimbursable items	(819)	(3,923)	(3,745)	(79)%	5%

Total segment revenues	$8,657	$8,065	$7,759	7%	4%	6%	3%

	Year ended December 31,			Percent Change		Organic Constant Currency Percent Change(a)
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Segment revenues:
Global Business Solutions	$5,572	$4,899	$4,681	14%	5%	7%	3%
Global Financial Solutions	1,596	1,623	1,593	(2)%	2%	4%	3%
Network & Security Solutions	1,489	1,543	1,485	(3)%	4%	2%	4%

Total segment revenues	$8,657	$8,065	$7,759	7%	4%	6%	3%

(a)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; (3) includes the results of significant acquisitions in the prior year period; (4) for the year ended December 31, 2018, the prior year period is adjusted to retrospectively apply the New Revenue Standard; and (5) for the year ended December 31, 2017, the prior year period includes the impact of the Clover accounting change.

Global Business Solutions segment results

The following table displays total segment revenue by region:

	Year ended December 31, 2017									Organic Constant Currency Percent Change(d)
(in millions)	As Reported	New Revenue Standard Adjustments(a)	As Adjusted	Acquisitions/Dispositions(b)	Core Growth (Decline)	Currency Impact(c)	Accounting Change	Year ended December 31, 2018	Reported Percent Change
Revenues:
North America	$3,814	$131	$3,945	$203	$181	$—	$—	$4,329	14%	4%
EMEA	639	5	644	(1)	37	26	—	706	10%	6%
LATAM	273	27	300	—	134	(98)	—	336	23%	45%
APAC	173	2	175	—	27	(1)	—	201	16%	16%

Total segment revenue	$4,899	$165	$5,064	$202	$379	$(73)	$—	$5,572	14%	7%

(a)

Effective January 1, 2018, we adopted the New Revenue Standard using a modified retrospective basis. See Revenue Recognition in note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)

Business acquisitions of CardConnect in July 2017 and BluePay in December 2017. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(c)	Currency impact is the difference between the current year’s actual results and those results converted with the prior year’s foreign exchange rate.
(d)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; (3) includes the results of significant acquisitions in the prior year period; and (4) is adjusted to retrospectively apply the New Revenue Standard to the prior year period.

	Year ended December 31, 2016									Organic Constant Currency Percent Change(d)
(in millions)	As Reported	New Revenue Standard Adjustments	As Adjusted	Acquisitions/ Dispositions(a)	Core Growth (Decline)	Currency Impact(b)	Accounting Change(c)	Year ended December 31, 2017	Reported Percent Change
Revenues:
North America	$3,690	$—	$3,690	$84	$(23)	$1	$62	$3,814	3%	(1)%
EMEA	611	—	611	—	28	—	—	639	5%	5%
LATAM	178	—	178	—	101	(6)	—	273	53%	57%
APAC	202	—	202	(48)	16	3	—	173	(14)%	10%

Total segment revenue	$4,681	$—	$4,681	$36	$122	$(2)	$62	$4,899	5%	3%

(a)

North America revenue was impacted by acquisitions of CardConnect in July 2017 and BluePay in December 2017. The Acquisitions/Dispositions column includes July 2016 to December 2016 and December 2016 revenues for CardConnect and BluePay, respectively, and current period growth for CardConnect and BluePay is included in Core Growth (Decline). APAC balance represents revenue associated with the disposition of the Australian ATM business in September 2016. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Currency impact is the difference between the current year’s actual results and those results converted with the prior year’s foreign exchange rate.
(c)

Effective January 2017, we changed our accounting for Clover hardware sales to recognize revenue upon shipment as opposed to deferring such revenue and recognizing over an established period, typically three years. Previously deferred revenue on hardware shipped in prior years continued to be amortized over the established period until the adoption of the New Revenue Standard. See Deferred Revenue in note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(d)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; (3) includes the results of significant acquisitions in the prior year period; and (4) includes the impact of the Clover accounting change in the prior year period.

Global Financial Solutions segment results

The following table displays total segment revenue by region:

	Year ended December 31, 2017								Organic Constant Currency Percent Change(d)
(in millions)	As Reported	New Revenue Standard Adjustments(a)	As Adjusted	Dispositions(b)	Core Growth (Decline)	Currency Impact(c)	Year ended December 31, 2018	Reported Percent Change
Revenues:
North America	$949	$(2)	$947	$(31)	$4	$—	$920	(3)%	1%
EMEA	444	(2)	442	(46)	18	16	430	(3)%	5%
LATAM	132	6	138	—	16	(21)	133	1%	12%
APAC	98	(9)	89	—	26	(2)	113	15%	30%

Total segment revenue	$1,623	$(7)	$1,616	$(77)	$64	$(7)	$1,596	(2)%	4%

(a)

Effective January 1, 2018, we adopted the New Revenue Standard using a modified retrospective basis. See Revenue Recognition in note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)

Business disposition of Lithuania, Latvia and Estonia (the Baltics) in September 2017, remittance processing business in August 2018, and card processing business in Central and Southeastern Europe in September 2018. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(c)	Currency impact is the difference between the current year’s actual results and those results converted with the prior year’s foreign exchange rate.
(d)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; (3) includes the results of significant acquisitions in the prior year period; and (4) is adjusted to retrospectively apply the New Revenue Standard to the prior year period.

	Year ended December 31, 2016								Organic Constant Currency Percent Change(c)
	As Reported	New Revenue Standard Adjustments	As Adjusted	Dispositions(a)	Core Growth (Decline)	Currency Impact(b)	Year ended December 31, 2017	Reported Percent Change
(in millions)
Revenues:
North America	$956	$—	$956	$—	$(7)	$—	$949	(1)%	(1)%
EMEA	433	—	433	(6)	30	(13)	444	3%	7%
LATAM	122	—	122	—	13	(3)	132	9%	11%
APAC	82	—	82	—	13	3	98	19%	16%

Total segment revenue	$1,593	$—	$1,593	$(6)	$49	$(13)	$1,623	2%	3%

(a)

Business disposition of Lithuania, Latvia and Estonia (i.e. the Baltics) in September 2017. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Currency impact is the difference between the current year’s actual results and those results converted with the prior year’s foreign exchange rate.
(c)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; and (3) includes the results of significant acquisitions in the prior year period.

Network & Security Solutions segment results

Our Network & Security Solutions segment is comprised of more than 95% domestic businesses with no material foreign exchange impact on reported results. The following table displays total revenue by product:

	Year ended December 31, 2017							Organic Constant Currency Percent Change(c)
(in millions)	As Reported	New Revenue Standard Adjustments(a)	As Adjusted	Dispositions(b)	Core Growth (Decline)	Year ended December 31, 2018	Reported Percent Change
Revenues:
EFT Network	$487	$1	$488	$—	$17	$505	4%	4%
Security and Fraud	449	6	455	—	(1)	454	1%	—%
Stored Value Network	405	(62)	343	—	6	349	(14)%	2%
Other	202	—	202	(21)	—	181	(10)%	—%

Total segment revenue	$1,543	$(55)	$1,488	$(21)	$22	$1,489	(3)%	2%

(a)

Effective January 1, 2018, we adopted the New Revenue Standard using a modified retrospective basis. See Revenue Recognition in note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)

Represents adjustment to exclude net revenue associated with business that was contributed to our digital banking joint venture with Live Oak on October 2, 2017 offset by our 50% of the joint venture’s revenue. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(c)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the results of significant divestitures in the prior year period and (2) is adjusted to retrospectively apply the New Revenue Standard to the prior year period.

	Year ended December 31, 2016							Organic Constant Currency Percent Change(b)
(in millions)	As Reported	New Revenue Standard Adjustments	As Adjusted	Dispositions(a)	Core Growth (Decline)	Year ended December 31, 2017	Reported Percent Change
Revenues:
EFT Network	$491	$—	$491	$—	$(4)	$487	(1)%	(1)%
Security and Fraud	434	—	434	—	15	449	3%	3%
Stored Value Network	358	—	358	—	47	405	13%	13%
Other	202	—	202	(7)	7	202	—%	4%

Total segment revenue	$1,485	$—	$1,485	$(7)	$65	$1,543	4%	4%

(a)

Other revenue adjusted to exclude net revenue associated with business that was contributed to our digital banking joint venture with Live Oak on October 2, 2017 offset by our 50% of the joint ventures revenue. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Organic constant currency growth is defined as reported growth adjusted to exclude the results of significant divestitures in the prior year period.

Operating expenses overview

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Cost of revenues (exclusive of items shown below)	$3,005	$3,128	$3,192	(4)%	(2)%	(3)%	(4)%
Selling, general, and administrative	2,651	2,178	2,035	22%	7%	22%	7%

Cost of revenues and selling, general, and administrative expenses	5,656	5,306	5,227	7%	2%	7%	3%
Depreciation and amortization	1,009	972	949	4%	2%	6%	2%
Other operating expenses, net	119	143	51	(17)%	180%	(15)%	180%

Total expenses (excluding reimbursable items)	6,784	6,421	6,227	6%	3%	6%	3%
Reimbursable items	819	3,923	3,745	(79)%	5%	(79)%	5%

Total expenses	$7,603	$10,344	$9,972	(26)%	4%	(26)%	4%

Cost of revenues and Selling, general, and administrative expenses

(in millions)	Year ended December 31, 2017	New Revenue Standard Adjustments(a)	Acquisitions/Dispositions(b)	Core Growth (Decline)		Year ended December 31, 2018	Percent Change	Constant Currency Percent Change
Sales and distribution incentives	$921	$192	$73	$146	(c)	$1,332
Salaries, wages, bonus, and outside professional fees	2,473	(79)	12	7	(d)	2,413
Stock-based compensation	245	—	—	3		248
Cost of products sold	359	(44)	(3)	20		332
Software, telecommunication infrastructure, and repairs	387	—	(3)	(13)		371
Other	921	29	(25)	35		960

Cost of revenues and Selling, general, and administrative expenses	$5,306	$98	$54	$198		$5,656	7%	7%

(a)

Effective January 1, 2018, we adopted the New Revenue Standard using a modified retrospective basis. See Revenue Recognition in note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)

Expenses were impacted by the acquisitions of CardConnect in July 2017 and BluePay in December 2017, and disposition of Lithuania, Latvia and Estonia (the Baltics) in September 2017, the formation of a digital banking joint venture with Live Oak Bank in October 2017, the dispositions of our remittance processing business in August 2018 and card processing business in Central and Southeastern Europe in September 2018. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(c)	Increase related to growth in our merchant acquiring business.
(d)	Increase due to outside professional fees and annual compensation increases of approximately $175 million, offset by cost savings initiatives, lower incentive compensation, and lower fringe.

(in millions)	Year ended December 31, 2016	New Revenue Standard Adjustments	Acquisitions/Dispositions(a)	Core Growth (Decline)		Year ended December 31, 2017	Percent Change	Constant Currency Percent Change
Sales and distribution incentives	$755	$—	$72	$94	(b)	$921
Salaries, wages, bonus, and outside professional fees	2,579	—	17	(123	)(c)	2,473
Stock-based compensation	263	—	(1)	(17	)(d)	245
Cost of products sold	337	—	—	22	(e)	359
Software, telecommunication infrastructure, and repairs	396	—	(1)	(8)		387
Other	897	—	8	16		921

Cost of revenues and Selling, general, and administrative expenses	$5,227	$—	$95	$(16)		$5,306	2%	3%

(a)

Expenses were impacted by the acquisition of CardConnect in July 2017 and BluePay in December 2017, and disposition of Lithuania, Latvia and Estonia (the Baltics) in September 2017, the formation of a digital banking joint venture with Live Oak in October 2017, and the disposition of our Australian ATM business in September 2016. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	Increase related to growth in our merchant acquiring business.
(c)	Expense decreased in 2017 compared to 2016 due to a $31 million decline in salaries and wages related to previously announced cost management initiatives, and decrease in outside professional fees.
(d)

The decline in stock based compensation resulted from a $52 million decline in one-time expense related to our initial public offering in 2015, offset by an increase of $34 million in recurring stock-based compensation incurred over the vesting life of normal service-based stock awards.

(e)	Cost of products sold increased in 2017 compared to 2016 due to hardware expenses, impacted by a $47 million change in accounting relating to our Clover terminals effective as of January 1, 2017.

Depreciation and amortization

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Depreciation expense	$320	$321	$300	—%	7%
Amortization expense	689	651	649	6%	—%

Depreciation and amortization(a)	$1,009	$972	$949	4%	2%	6%	2%

(a)

Amortization expense increased in 2017 and 2018 attributed to the CardConnect and BluePay acquisitions, offset partially by reduction in amortization expense on acquisition intangibles that have been fully amortized.

Other operating expenses, net

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Restructuring, net	$85	$83	$49
Deal and deal integration costs	3	27	—
Asset impairment	—	13	—
Merchant matters	20	10	—
Other	11	10	2

Other operating expenses, net(a)	$119	$143	$51	(17)%	180%	(15)%	180%

(a)	See note 11 “Other Operating Expenses, Net” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for details regarding other operating expenses.

Interest expense, net

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Interest expense, net(a)	$(917)	$(931)	$(1,078)	(2)%	(14)%	(2)%	(12)%

(a)	See note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.

Loss on debt extinguishment

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Loss on debt extinguishment(a)	$(153)	$(80)	$(70)	91%	14%	91%	14%

(a)	See note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Other income

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Investment gains	$3	$1	$35 (c)
Divestitures, net gain (loss)(a)	197	18	(34)
Non-operating foreign currency gains (losses)(b)	6	(1)	19
Other miscellaneous expense	(5)	(2)	(3)

Other income	$201	$16	$17	NM	(6)%	NM	(6)%

(a)	See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information on our significant divestitures.
(b)	Non-operating foreign currency (loss) gain represents net gains and losses related to currency translations on our intercompany loans in all years.
(c)

Investment gains in 2016 represent the sale of our share in Visa Europe (VE). Additionally in 2016, we sold our 49% minority interest in an international joint venture which resulted in a pretax gain of $7 million.

Income taxes

	Year ended December 31,
(in millions)	2018	2017	2016
Income tax expense (benefit)	$49	$(729)	$81
Effective income tax rate	4%	(78)%	11%

Year over year, our global effective tax rate differs from the statutory tax rates of the jurisdictions in which we operate as a result of a variety of factors, including the impact of U.S. state and local taxes, establishment or release of valuation allowances against certain deferred tax assets, tax effects of nonrecurring events and transactions, tax effects of tax law changes, and the tax impacts of equity compensation.

In 2018, the tax rate was positively impacted by the release of valuation allowances connected to certain U.S. state and local deferred tax assets as well as the release of income tax reserves associated with tax audits that were concluded during the year, principally the closure of the 2005 through 2007 tax years. Further, the tax rate was positively impacted by nonrecurring impacts of the disposal of certain foreign subsidiaries.

In 2017, the tax rate was positively impacted by a significant release of valuation allowances in the U.S., partially offset by a negative impact of the reduction to our net deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act. Following the establishment of significant valuation allowances against deferred tax assets in 2012, we regularly experienced substantial volatility in our effective tax rate in interim periods and across years through 2017. This was a result of deferred income tax benefits not being recognized in several jurisdictions, most notably in the United States. During 2017, significant amounts of federal and state valuation allowances were released, creating a large effective tax rate benefit. Additional state valuation allowances were released in 2018. This release of the valuation allowance should reduce volatility of the effective tax rate in future periods.

Pre-tax income generated and the effective income tax rate in domestic and foreign jurisdictions for the years ended December 31, 2018, 2017, and 2016 are as follows:

	Year ended December 31,
	2018			2017			2016
(in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total	Domestic	Foreign	Total
Pre-tax income	$535	$712	$1,247	$484	$451	$935	$492	$249	$741
Income tax (benefit) expense	(48)	97	49	(827)	98	(729)	40	41	81
Effective income tax rate	(9)%	14%	4%	(171)%	22%	(78)%	8%	16%	11%

The significant jurisdictions comprising our foreign income tax expense are Argentina, Brazil, Ireland, and the UK.

From 2007 through 2015, we were in a net operating loss position in the U.S. federal and combined state jurisdictions. From 2016 through 2018, we generated profits in the U.S., causing significant portions of these net operating losses to be utilized. As a result of improved profitability, expected future performance, and the length of time remaining before the net operating losses will expire, we determined that it was more likely than not that all of our federal and certain of our state net deferred tax assets in the U.S. would be realized. Accordingly, in 2017, we released our federal and certain state valuation allowances. In 2018, we released additional state valuation allowances as a result of continued profitability.

On December 22, 2017, the Tax Cuts and Jobs Act (tax reform bill) was signed into law in the U.S. The provisions of the tax reform bill with the most significant implications to us were the reduction of the federal tax rate from 35% to 21%, the creation of a 100% participation exemption for foreign dividends, the enactment of a one-time transition tax on existing foreign earnings, limitations on the deductibility of interest expense, and the establishment of global intangible low-taxed income (GILTI) rules. The first three provisions impacted the year-ended December 31, 2017. Because our deferred tax assets exceed our deferred tax liabilities in the U.S., the reduction of the tax rate provided by the tax reform bill resulted in a negative impact to the tax rate of $194 million in 2017. The one-time transition tax coupled with the 100% participation exemption had an immaterial impact on the tax rate. Because we have historically repatriated our foreign earnings, our cumulative foreign deficits exceed our cumulative foreign profits, causing our one-time taxable inclusion under the transition tax rules to be zero.

As permitted by Staff Accounting Bulletin No. 118, provisional amounts estimated based on information available as of December 31, 2017 were made for the adjustments to deferred tax assets and liabilities, the calculation of the transition tax, and certain valuation allowance assessments. These amounts were subject to change in 2018 as we obtained information necessary to complete the calculations. Such calculations were completed in 2018 and no material adjustments were made to the amounts originally recorded in 2017.

We, or one or more of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2018, we were no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2008. State and local examinations are substantially complete through 2010. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2007 forward, none of which are considered major jurisdictions. See note 9 “Income Tax” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Equity earnings in affiliates

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Equity earnings in affiliates(a)	$221	$222	$260	—%	(15)%	—%	(15)%

(a)

Equity earnings in affiliates is related to the earnings of our unconsolidated merchant alliance partnerships which decreased in 2017 compared to 2016 due to a decline in the results of our North American joint ventures driven by a significant decline in lead flow.

Net income attributable to noncontrolling interests and redeemable noncontrolling interest

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016	2018 vs. 2017	2017 vs. 2016
Net income attributable to noncontrolling interests and redeemable noncontrolling interest(a)	$193	$199	$240	(3)%	(17)%	(4)%	(17)%

(a)

Net income attributable to noncontrolling interests and redeemable noncontrolling interest relates to the ownership interest of our alliance partners in our consolidated results. Net income attributable to noncontrolling interests and redeemable noncontrolling interest decreased in 2017 compared to 2016 due to a decline in the results of our North American joint ventures mainly due to significant decline in lead flow. See note 6 “Stockholders’ Equity and Redeemable Noncontrolling Interest” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

Segment EBITDA Overview

The following table displays total segment EBITDA by segment and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth for the periods presented:

	Year ended December 31, 2017								Organic Constant Currency Percent Change(d)
(in millions)	As Reported	New Revenue Standard Adjustments(a)	As Adjusted	Acquisitions\Dispositions(b)	Core Growth (Decline)	Currency Impact(c)	Year ended December 31, 2018	Reported Percent Change
Segment EBITDA:
Global Business Solutions	$1,824	$(14)	$1,810	$59	$174	$(48)	$1,995	9%	9%
Global Financial Solutions	680	(1)	679	(23)	19	(13)	662	(3)%	3%
Network & Security Solutions	729	—	729	—	49	—	778	7%	7%
Corporate	(167)	—	(167)	—	(4)	—	(171)	(2)%	(2)%

Total Segment EBITDA (non-GAAP)	$3,066	$(15)	$3,051	$36	$238	$(61)	$3,264	6%	8%

	Year ended December 31, 2016								Organic Constant Currency Percent Change(d)
(in millions)	As Reported	New Revenue Standard Adjustments(a)	As Adjusted	Acquisitions\Dispositions(b)	Core Growth (Decline)	Currency Impact(c)	Year ended December 31, 2017	Reported Percent Change
Segment EBITDA:
Global Business Solutions	$1,725	$—	$1,725	$20	$85	$(6)	$1,824	6%	5%
Global Financial Solutions	646	—	646	(2)	43	(7)	680	5%	6%
Network & Security Solutions	666	—	666	—	63	—	729	9%	9%
Corporate	(145)	—	(145)	—	(22)	—	(167)	(15)%	(15)%

Total Segment EBITDA (non-GAAP)	$2,892	$—	$2,892	$18	$169	$(13)	$3,066	6%	6%

(a)

Effective January 1, 2018, we adopted the New Revenue Standard using a modified retrospective basis. See Revenue Recognition in note 1 “Basis of Presentation and Summary of Significant Accounting Policies” to our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information.

(b)	EBITDA was impacted by acquisitions and dispositions. See acquisitions and dispositions previously discussed.
(c)	Currency impact is the difference between the current year’s actual results and the same year’s results converted with the prior year’s foreign exchange rate.
(d)

Organic constant currency growth is defined as reported growth adjusted for the following: (1) excludes the impacts of year-over-year currency rate changes in the current period; (2) excludes the results of significant divestitures in the prior year period; (3) includes the results of significant acquisitions in the prior year period; and (4) is adjusted to retrospectively apply new reporting standards to the prior year period.

The following table displays Segment EBITDA margin by segment for the periods presented:

	Year ended December 31,			Change
	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Segment EBITDA Margin:
Global Business Solutions	35.8%	37.2%	36.9%	(140) bps	30bps
Global Financial Solutions	41.5%	41.9%	40.6%	(40) bps	130bps
Network & Security Solutions	52.2%	47.2%	44.8%	500 bps	240bps
Total Segment EBITDA Margin	37.7%	38.0%	37.3%	(30) bps	70bps

Global Business Solutions

Global Business Solutions Segment EBITDA increased 9% in 2018 compared to 2017 due to the impact of the revenue items noted previously within “Global Business Solutions segment results” and the acquisition of CardConnect and BluePay. Currency translation negatively impacted segment EBITDA by $48 million compared to the prior year.

Global Business Solutions Segment EBITDA increased 6% in 2017 compared to 2016 due to the impact of the revenue items noted previously within “Global Business Solutions segment results”, the acquisition of CardConnect and BluePay, along with expense declines driven by expense management initiatives.

Global Financial Solutions

Global Financial Solutions Segment EBITDA decreased (3)% in 2018 compared to 2017 due to the impact of the revenue items noted within “Global Financial Solutions segment results”, as well as additional costs related to a new student loan processing agreement entered into in the second half of 2018, and technology investments in the international regions. Currency translation negatively impacted segment EBITDA by $13 million compared to the prior period.

Global Financial Solutions Segment EBITDA increased 5% in 2017 compared to 2016 due to the impact of the revenue items noted within “Global Financial Solutions segment results” and lower expenses driven by $25 million of operational efficiencies and lower plastics volumes in North America partially offset by increased investment in the international regions. Currency translation negatively impacted segment EBITDA by approximately $7 million compared to the prior period.

Network & Security Solutions

Network & Security Solutions Segment EBITDA increased 7% in 2018 compared to 2017 due to the revenue items noted within “Network & Security Solutions segment results”. In addition to the changes in revenue, expenses declined due to expense management initiatives in 2018.

Network & Security Solutions Segment EBITDA increased 9% in 2017 compared to 2016 due to the revenue items noted within “Network & Security Solutions segment results”. In addition to revenue growth, expenses declined due to expense management initiatives in 2017.

Corporate

Corporate Segment EBITDA loss increased modestly in 2018 compared to 2017 due to higher outside professional fees offset by lower incentive compensation and fringe.

Corporate Segment EBITDA loss increased modestly in 2017 compared to 2016 due to higher legal and incentive compensation related expenses.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure used by management that provides additional insight on performance. Adjusted net income excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring costs, certain discrete tax items, and other items affecting comparability and, therefore, provides a more complete understanding of continuing operating performance. Management believes that the presentation of adjusted net income provides users of our financial statements greater transparency into ongoing results of operations allowing them to better compare our results from period to period. This non-GAAP measure is not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, adjusted net income is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

The following table reconciles the reported Net income attributable to First Data Corporation presented in accordance with GAAP to the non-GAAP financial measure of adjusted net income for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,			Percent Change
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Net income attributable to First Data Corporation	$1,005	$1,465	$420	(31)%	NM
Adjustments:
Stock-based compensation	248	245	263	1%	(7)%
Loss on debt extinguishment	153	80	70	91%	14%
Amortization of acquisition intangibles and deferred financing costs(a)	413	403	422	2%	(5)%
Other operating expenses, net and Other income	(82)	127	34	NM	NM
Other(b)	(8)	—	46	NM	NM
Discrete tax items(c)	(160)	(891)	(24)	(82)%	NM
Income tax on above items(d)	(215)	(4)	(11)	NM	NM

Adjusted net income attributable to First Data Corporation	$1,354	$1,425	$1,220	(5)%	17%

(a)

Represents amortization of intangibles established in connection with the 2007 merger, and acquisitions we have made since 2007, excluding the percentage of our consolidated amortization of acquisition intangibles related to non-wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners. Also, includes amortization related to deferred financing costs of $17 million, $10 million, and $29 million for the years ended December 31, 2018, 2017, and 2016, respectively.

(b)

The 2018 balance represents adjustments for non wholly-owned entities. The 2016 balance represents fees paid on debt modifications, employer taxes on vested equity awards related to the IPO, and loss attributed to pension distributions.

(c)

We exclude from “Adjusted net income attributable to First Data Corporation” certain discrete tax items, such as tax law changes, tax impact of mergers and acquisitions, valuation allowance releases, and tax reserves related to issues that arose before KKR acquired us.

(d)

The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. effective tax rate for certain adjustments, including the majority of amortization of intangible assets, deferred financing costs, stock compensation, and loss on debt extinguishment; whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions.

Adjusted net income for the year ended December 31, 2018 decreased due to normalized tax rate applied in 2018 driven by the release of the tax valuation allowance in 2017, offset by better operating performance in 2018.

Adjusted net income for the year ended December 31, 2017 improved due to better operating performance and lower interest expense. Growth in depreciation partially offset adjusted net income for the year ended December 31, 2017.

Liquidity and Capital Resources

Our source of liquidity is principally cash generated from operating activities supplemented by our receivable securitization facility and, as necessary, on a short-term basis by borrowings against our senior secured revolving credit facility. We believe our current level of cash and short-term financing capabilities along with future cash flows from operations are sufficient to meet the ongoing needs of the business. To the extent future cash flows exceed the ongoing needs of the business, we may use all or a portion of the excess cash to reduce our debt balances.

Total borrowings and net debt

For the year ended December 31, 2018, we used excess cash generated by the business, divestiture proceeds, and existing cash on the consolidated balance sheet to pay down outstanding borrowings. The table below shows the net debt balances as of December 31, 2018 and 2017. Net debt is a non-GAAP measure defined as total long-term borrowings plus short-term and current portion of long-term borrowings at par value excluding lines of credit used for settlement purposes less cash and cash equivalents. We believe that net debt provides additional insight on the level and management of leverage. Net debt is not, and should not be viewed as, a substitute for total outstanding borrowings under GAAP.

	As of December 31,
(in millions)	2018	2017
Total long-term borrowings	$16,429	$17,927
Total short-term and current portion of long-term borrowings	1,170	1,271

Total borrowings	17,599	19,198
Unamortized discount and unamortized deferred financing costs	94	126

Total borrowings at par	17,693	19,324
Less: settlement lines of credit and other arrangements	224	205

Gross debt excluding settlement lines of credit and other arrangements	17,469	19,119
Less: cash and cash equivalents	555	498

Net debt	$16,914	$18,621

Our current level of debt may limit our ability to get additional funding at our current funding rate beyond our senior secured revolving credit facility and receivable securitization facility, if needed. See note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for details regarding our debt structure.

On October 26, 2018, we refinanced our senior secured revolving credit facility and senior secured term loan facility with a $6 billion senior secured credit facility. See note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional details.

Credit ratings

As of February 26, 2019, our long-term corporate family rating from Moody’s was Ba3 (outlook positive). We were upgraded by Moody’s during the second quarter of 2018 which resulted in a 25 basis point reduction in interest rates on our term loans maturing in 2022 and 2024. During the third quarter of 2018 our long-term local issuer credit rating from Standard and Poor’s was upgraded to BB- (outlook stable) and the long-term issuer default rating from Fitch was upgraded to BB- (outlook positive). A decrease in our credit ratings could affect our ability to access future financing at current funding rates, which could result in increased interest expense in the future.

As a result of the planned merger with Fiserv Inc. (Fiserv) as disclosed in note 20 “Subsequent Events” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K, all three credit agencies have put us on the watch list for upgrade.

Cash and cash equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. As of December 31, 2018 and 2017, we held $555 million and $498 million in cash and cash equivalents, respectively.

The table below details the cash and cash equivalents as of December 31, 2018 and 2017:

	As of December 31, 2018				As of December 31, 2017
(in millions)	Available	Unavailable		Total	Available	Unavailable		Total
Domestic	$28	$156	(a)	$184	$50	$101	(a)	$151
International	200	171	(b)	371	174	173	(b)	347

Total	$228	$327		$555	$224	$274		$498

(a)

Represents cash held by two of our domestic entities that are not available to fund operations outside of these entities unless the Board of Directors of these respective entities declare a dividend. Also, one of these entities is subject to regulatory capital requirements that must be satisfied before a dividend may be declared.

(b)

Consolidated foreign joint ventures held $169 million and $163 million in cash and cash equivalents as of December 31, 2018 and 2017, respectively. Distributions of these funds are subject to the joint ventures’ Board of Directors authorization. In addition, $2 million and $10 million of the remaining unavailable cash and cash equivalents in our international subsidiaries is held in countries that have currency controls as of December 31, 2018 and 2017, respectively.

Cash flows

The table below summarizes cash flows for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
Source/(use) (in millions)	2018	2017	2016
Net cash provided by operating activities	$2,307	$2,047	$2,111
Net cash used in investing activities	(99)	(1,952)	(361)
Net cash (used in) provided by financing activities	(2,124)	9	(1,734)

Cash flows from operating activities

The table below reconciles the change in operating cash flows for the years ended December 31, 2017 to December 31, 2018 and December 31, 2016 to December 31, 2017:

	Year ended December 31,
Source/(use) (in millions)	2018	2017
Net cash provided by operating activities, previous period	$2,047	$2,111
Increases (decreases) in:
Net income, excluding other operating expenses and other income(a)	366	270
Depreciation and amortization	17	12
Working capital(b)	(123)	(346)

Net cash provided by operating activities, end of period	$2,307	$2,047

(a)	Excludes loss on debt extinguishment, stock-based compensation expense and other non-cash items.
(b)	Change driven by timing of receipts and payments.

Our operating cash flow is impacted by our level of debt. Approximately $0.9 billion, $0.9 billion, and $1.0 billion in cash interest, net of interest rate swap settlements, was paid during 2018, 2017, and 2016, respectively.

See “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in the First Data Annual Report on Form 10-K for the year ended December 31, 2018 for a detailed discussion on how a 100 basis point increase in the applicable London Interbank Offered Rate (LIBOR) index on an annualized basis would impact our annual interest expense.

Cash flows from investing activities

The table below summarizes the changes in investing activities for the years ended December 31, 2018 and 2017:

	Year ended December 31,
Source/(use) (in millions)	2018	2017	Change
Acquisitions(a)	$(17)	$(1,607)	$1,590
Dispositions(b)	549	88	461
Capital expenditures(c)	(604)	(518)	(86)
Other(d)	(27)	85	(112)

Net cash used in investing activities	$(99)	$(1,952)	$1,853

(a)

Change is related to acquisition of Acculynk, CardConnect and BluePay during 2017. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional detail about these acquisitions.

(b)

Change driven by proceeds from the disposition of our remittance processing business and our card processing business in Central and Southeastern Europe during 2018 offset by 2017 sale of the Baltics. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional details about these dispositions.

(c)	Change in capital expenditures is related to an increase in cash outlays for software, technology and building improvements.
(d)	Other represents proceeds from maturity of net investment hedge, proceeds from sale of property and equipment, purchase of equity method investments, and other investing activities.

The table below summarizes the changes in investing activities for the years ended December 31, 2017 and 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Acquisitions(a)	$(1,607)	$(6)	$(1,601)
Dispositions(b)	88	38	50
Capital expenditures	(518)	(477)	(41)
Other(c)	85	84	1

Net cash used in investing activities	$(1,952)	$(361)	$(1,591)

(a)

Change is related to acquisition of Acculynk, CardConnect and BluePay during 2017. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional detail about these acquisitions.

(b)

Change driven by proceeds from our 2017 Baltics disposition offset by 2016 sale of the Australian ATM business. See note 13 “Acquisitions and Dispositions” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional details about these dispositions.

(c)	Other represents proceeds from maturity of net investment hedge, proceeds from sale of property and equipment, purchase of equity method investments, and other investing activities.

Cash flows from financing activities

The table below summarizes the changes in financing activities for the years ended December 31, 2018 and 2017:

	Year ended December 31,
Source/(use) (in millions)	2018	2017	Change
Net debt transactions(a)	$(1,681)	$382	$(2,063)
Other(b)	(443)	(373)	(70)

Net cash (used in) provided by financing activities	$(2,124)	$9	$(2,133)

(a)	Details regarding our debt structure are provided in note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.
(b)

Other represents payment of call premiums and debt issuance cost, payment of taxes related to net settlement of equity awards, distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest and other financing activities. Change is related to an increase in debt extinguishment payments.

The table below summarizes the changes in financing activities for the years ended December 31, 2017 and 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Net debt transactions(a)	$382	$(1,335)	$1,717
Other(b)	(373)	(399)	26

Net cash provided by (used in) financing activities	$9	$(1,734)	$1,743

(a)	Details regarding our debt structure are provided in note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.
(b)

Other represents payment of call premiums and debt issuance cost, payment of taxes related to net settlement of equity awards, distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest and other financing activities.

Free Cash Flow

Free cash flow is a non-GAAP measure defined as cash flow provided by operating activities less capital expenditures and distributions to minority interests and other. We consider free cash flow to be a liquidity measure that provides useful information to management and users of our financial statements about the amount of cash generated by the business which can then be used to, among other things, reduce outstanding debt and/or complete strategic acquisitions. Free cash flow is not, and should not be viewed as, a substitute for GAAP reported financial information.

The table below reconciles cash flow from operations to free cash flow for the years ended December 31, 2018 and 2017:

	Year ended December 31,
Source/(use) (in millions)	2018	2017	Change
Net cash provided by operating activities(a)	$2,307	$2,047	$260
Capital expenditures(b)	(604)	(518)	(86)
Distributions and dividends paid to noncontrolling interests, redeemable noncontrolling interest, and other	(255)	(260)	5
Net investment hedge	26	90	(64)

Free cash flow	$1,474	$1,359	$115

(a)	Net cash provided by operating activities increased due to the items noted previously in the “Cash flows from operating activities”.
(b)	Change in capital expenditures is related to an increase in cash outlays for software, technology and building improvements.

The table below reconciles cash flow from operations to free cash flow for the years ended December 31, 2017 and 2016:

	Year ended December 31,
Source/(use) (in millions)	2017	2016	Change
Net cash provided by operating activities(a)	$2,047	$2,111	$(64)
Capital expenditures	(518)	(477)	(41)
Distributions and dividends paid to noncontrolling interests, redeemable noncontrolling interest, and other(b)	(260)	(418)	158
Net investment hedge(c)	90	—	90

Free cash flow	$1,359	$1,216	$143

(a)	Net cash provided by operating activities decreased due to the items noted previously in the “Cash flows from operating activities”.
(b)

Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest and other decreased due to lower noncontrolling interest earnings and the timing of distributions totaling $53 million. The December 31, 2016 balance includes a $102 million reclassification related to settlement activities to conform certain domestic and international businesses to our global policies, which increased “Cash and cash equivalents” and decreased “Accounts receivable, net” in our consolidated balance sheet. Free cash flow excludes the impact of reclassification.

(c)	Change in net investment hedge is due to $90 million received from the maturity of three net investment hedges in 2017.

Letters, lines of credit, and other

	Total Available(a)		Total Outstanding
	As of December 31,		As of December 31,
(in millions)	2018	2017	2018	2017
Letters of credit(b)	$283	$283	$35	$29
Lines of credit and other	516	546	224	205

(a)	Total available without giving effect to amounts outstanding.
(b)	See note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.

In the event one or more of the aforementioned lines of credit becomes unavailable, we will utilize our existing cash, cash flows from operating activities or our senior secured revolving credit facility to meet our liquidity needs.

Guarantees and covenants All obligations under the senior secured revolving credit facility and our senior secured term loan facilities are unconditionally guaranteed by most of our existing and future, direct and indirect, wholly-owned, material domestic subsidiaries. The senior secured facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness; create liens; enter into sale-leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase our capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change our lines of business. The senior secured facilities also require us to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by us if we exceed a certain leverage ratio.

All obligations under the senior secured notes have similarly guaranteed in accordance with their terms by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. These notes and facilities also contain a number of covenants similar to those described for the senior secured obligations noted above.

Although all of the described instruments of indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, including the ability to incur indebtedness in connection with our settlement operations. We believe that the indebtedness that can be incurred under these exceptions as well as additional credit under the existing senior secured revolving credit facility are sufficient to satisfy our needs for the foreseeable future.

Covenant Compliance

Under the senior secured revolving credit and term loan facilities, certain limitations, restrictions, and defaults could occur if we are not able to satisfy and remain in compliance with specified financial ratios. We have agreed that we will not permit the Consolidated Senior Secured Debt to Covenant EBITDA (both as defined in the agreement) Ratio for any 12 month period (last four fiscal quarters) to be greater than 6.00 to 1.00.

The breach of this covenant could result in a default under the senior secured revolving credit facility and the senior secured term loan credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration could also result in a default under the indentures for the senior secured notes. As of December 31, 2018, we were in compliance with all applicable covenants, including our sole financial covenant with Consolidated Senior Secured Debt of $14.2 billion, Covenant EBITDA of $3.6 billion and a Ratio of 3.91 to 1.00.

Covenant EBITDA is calculated by adjusting EBITDA to exclude unusual items as permitted in calculating covenant compliance under the credit facilities. Covenant EBITDA is further adjusted to include net income attributable to noncontrolling interests and redeemable noncontrolling interest of certain non wholly-owned subsidiaries and to exclude other miscellaneous adjustments that are used in calculating covenant compliance under the agreements governing our senior secured credit facilities. Because not all companies use identical calculations, this presentation of Covenant EBITDA may not be comparable to similarly titled measures of other companies.

The calculation of Covenant EBITDA under our senior secured facilities was as follows:

(in millions)	Year ended December 31, 2018
Net income attributable to First Data Corporation	$1,005
Interest expense, net	917
Income tax expense	49
Depreciation and amortization	1,090

EBITDA	3,061

Loss on debt extinguishment	153
Stock-based compensation	248
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193
Projected near-term cost savings and revenue enhancements(a)	70
Restructuring, net	85
Non-operating foreign currency (gains) and losses	(6)
Equity entities taxes, depreciation and amortization(b)	17
Divestitures, net	(197)
Other(c)	6

Covenant EBITDA	$3,630

(a)

Reflects cost savings and revenue enhancements projected to be realized as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives. We may not realize the anticipated cost savings pursuant to our anticipated timetable or at all.

(b)	Represents our proportional share of income taxes, depreciation, and amortization on equity method investments.
(c)

Includes items such as pension losses, litigation and regulatory settlements, impairments, deal and deal integration costs, acquisitions and dispositions, and other as applicable to the period presented.

Off-Balance Sheet Arrangements

During 2018, 2017, and 2016, we did not engage in any off-balance sheet financing activities other than those included in the “Contractual Obligations” discussion below and those reflected in note 15 “Commitments and Contingencies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.

Contractual Obligations

Our contractual obligations as of December 31, 2018 were as follows:

	Payments Due by Period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Borrowings(a)	$20,107	$920	$2,000	$9,170	$8,017
Capital lease obligations(b)	248	81	118	45	4
Operating leases	326	59	99	77	91
Purchase obligations(c):
Technology and telecommunications(d)	963	415	428	120	—
All other(e)	52	17	20	12	3

Total(f)(g)	$21,696	$1,492	$2,665	$9,424	$8,115

(a)

Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Includes $11.9 billion of variable rate debt, $2.8 billion in variable to fixed interest rate collars and $7.25 billion in interest rate step-up swaps, which mitigate exposure to interest rate fluctuations. Borrowings are discussed in note 2 “Borrowings” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K Interest rate swaps and interest rate collars are discussed note 14 “Derivative Financial Instruments” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K Interest payments for the variable rate debt and the associated interest rate swaps were calculated using interest rates as of December 31, 2018.

(b)	Represents future payments on existing capital leases, including interest expense, through scheduled expiration dates.
(c)

Many of our contracts contain clauses that allow us to terminate the contract with notice, and with or without a termination penalty. Termination penalties are generally an amount less than the original obligation. Certain contracts also have an automatic renewal clause if we do not provide written notification of our intent to terminate the contract. Obligations under certain contracts are usage-based and are, therefore, estimated in the above amount. Historically, we have not had any significant defaults of our contractual obligations or incurred significant penalties for termination of our contractual obligations.

(d)

Technology and telecommunications represents obligations related to hardware purchases, including purchases of ATMs and terminals, as well as software licenses, hardware and software maintenance and support, technical consulting services, and telecommunications services.

(e)	All other includes obligations related to materials, data, non-technical contract services, facility security, maintenance, and marketing promotions.
(f)

We evaluate the need to make contributions to our pension plans after considering the funded status of the pension plans, movements in the discount rates, performance of the plan assets and related tax consequences. Expected contributions to our pension plan have not been included in the table as such amounts are dependent upon the considerations discussed above, and may result in a wide range of amounts. See note 16 “Employee Benefit Plans” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K.

(g)

As of December 31, 2018, we had approximately $102 million of tax contingencies comprised of approximately $55 million reported in long-term income taxes payable in the “Other long-term liabilities” line of our consolidated balance sheet and approximately $47 million recorded as a decrease to our deferred tax assets. These amounts have been excluded from the table because the settlement period cannot be reasonably estimated. The timing of these payments will ultimately depend on the progress of tax examinations with the various tax authorities.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which often require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our critical estimates giving consideration to a combination of factors, including historical experience, current conditions, and various other assumptions considered to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The accounting policies we consider most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

Goodwill: Goodwill represents the excess of cost over the fair value of net assets acquired, including identifiable intangible assets, and has been allocated to reporting units. Our reporting units are businesses at the operating segment level or one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management.

We test goodwill annually for impairment, as well as upon an indicator of impairment, by first performing a qualitative assessment at the reporting unit level for all reporting units with the exception of the GBS reporting unit for which we begin with a quantitative assessment. The qualitative assessment evaluates company, industry, and macroeconomic events and circumstances to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value. If it is determined through the qualitative assessment that it is more likely than not that the fair value is less than the carrying value, we proceed to a quantitative assessment.

For reporting units tested using a quantitative assessment, fair value is based on a discounted cash flow model involving several assumptions. When appropriate we consider assumptions that we believe a hypothetical marketplace participant would use in estimating future cash flows. The key assumptions include segment EBITDA growth and weighted-average cost of capital (discount rate). We determined segment EBITDA growth based on management estimates and business plans. Discount rate assumptions are based on an assessment of the risk inherent in future cash flows of the respective reporting unit as well as cost of debt and equity. If it is determined through quantitative assessment that the fair value is less than the carrying value, the amount by which the carrying value exceeds the fair value, limited to the amount of goodwill recorded and taking into consideration the effect of any tax deductible goodwill, is recorded as an impairment of goodwill.

An impairment charge of a reporting unit’s goodwill could have a material adverse effect on our financial results. An impairment charge may be caused by changes in the underlying business and economic conditions, the most relevant of which would be a deterioration in global economic conditions. Deterioration in global economic conditions could cause us to experience a decrease in our segment EBITDA. Furthermore, volatility in the debt markets which impact our debt yields, could affect these estimates used in the analysis discussed, which in turn could affect the fair value of the reporting unit. Thus, it is possible for reporting units that record impairments to record additional impairments in the future. All key assumptions and valuations are determined by and are the responsibility of management. The factors used in the impairment analysis are inherently subject to uncertainty. We believe that we have made reasonable estimates and assumptions to determine the fair value of our reporting units, if actual results are not consistent with these estimates and assumptions, goodwill and other intangible assets may be overstated which could trigger an impairment charge.

As of December 31, 2018, the carrying value of goodwill was $17.5 billion of which $15.1 billion related to our GBS reporting unit. As of October 1, 2018, the most recent impairment analysis date, our GBS reporting unit’s fair value exceeded its carrying value by 50% and all other reporting units passed their respective qualitative assessments. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of our reporting units may include such items as the following:

•

Global economic, political, and other conditions may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability;

•

Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results;

•	Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations;

•	Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business;

•	The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability;

•	If we are unable to maintain merchant relationships and alliances, our business may be adversely affected;

•	Failure to obtain new clients or renew client contracts on favorable terms could adversely affect results of operations and financial condition; and

•	Cost savings initiatives may not produce the savings expected and may negatively impact our other initiatives and efforts to grow our business.

See Exhibit 99.6 to this Current Report on Form 8-K for further discussions of risks that could affect our business.

An additional analysis was performed for our GBS reporting unit, which sensitized the base discount rate by an additional 50 basis points. GBS passed by a margin of 39%. See note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information regarding goodwill.

Reserve for merchant credit losses: Our merchant clients (or those of our unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such reversed charges. Our risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future and which have yet to be delivered.

Our obligation to stand ready to perform is minimal in relation to the total dollar volume processed. We require cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. Cash and cash equivalent collateral is included within “Settlement assets” on the consolidated balance sheet. The amounts of collateral held by us and our unconsolidated alliances are as follows:

	As of December 31,
(in millions)	2018	2017
Cash and cash equivalents collateral	$500	$499
Collateral in the form of letters of credit	96	133

Total collateral	$596	$632

We also utilize a number of systems and procedures to manage merchant risk. Despite these efforts, we historically have experienced some level of losses due to merchant defaults.

Our contingent obligation relates to imprecision in our estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. The following table presents the aggregate merchant credit losses incurred compared to total dollar volumes processed:

	Year ended December 31,
(in millions)	2018	2017	2016
First Data and consolidated and unconsolidated alliances credit losses	$95	$98	$93
First Data and consolidated alliances credit losses	86	89	83
Total dollar volume processed (in billions)	2,631	2,401	2,153

The reserve recorded on our consolidated balance sheets relates to the business conducted by our consolidated subsidiaries. The reserve for unconsolidated alliances is recorded only in the alliances’ respective financial statements. We have not recorded any reserve for estimated losses in excess of reserves recorded by the unconsolidated alliances nor have we identified needs to do so. The following table presents the aggregate merchant credit loss reserves:

	As of December 31,
(in millions)	2018	2017
First Data and consolidated and unconsolidated alliances merchant credit loss reserves	$32	$33
First Data and consolidated alliances merchant credit loss reserves	28	29

The credit loss reserves, both for us and our unconsolidated alliances, are comprised of amounts for known losses and a provision for losses incurred but not reported (IBNR). These reserves primarily are determined by performing a historical analysis of chargeback loss experience. Other factors are considered that could affect that experience in the future. Such items include the general economy and economic challenges in a specific industry or those affecting certain types of clients. Once these factors are considered, we or the unconsolidated alliance establishes a rate (percentage) that is calculated by dividing the expected chargeback (credit) losses by dollar volume processed. This rate is then applied against the dollar volume processed each month and charged against earnings. The resulting reserve balance is then compared to requirements for known losses and estimates for incurred but not reported items. Historically, this estimation process has proved to be materially accurate and we believe the recorded reserve approximates the fair value of the contingent obligation.

Income taxes: The determination of our provision for income taxes requires management’s judgment in the use of estimates and the interpretation and application of complex tax laws. Judgment is also required in assessing the timing and amounts of deductible and taxable items. We establish contingency reserves for material, known tax exposures relating to deductions, transactions, and other matters involving some uncertainty as to the proper tax treatment of the item. Our reserves reflect our judgment as to the resolution of the issues involved if subject to judicial review. Several years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved or clarified. While we believe that our reserves are adequate to cover reasonably expected tax risks, issues raised by a tax authority may be finally resolved at an amount different than the related reserve. Such differences could materially increase or decrease our income tax provision in the current and/or future periods. When facts and circumstances change (including a resolution of an issue or statute of limitations expiration), these reserves are adjusted through the provision for income taxes in the period of change.

In the U.S. we have historically generated tax net operating loss carry forwards, largely as the result of the significant interest expense we have incurred. Judgment is required to determine whether some portion or all of the resulting deferred tax assets will not be realized. To the extent we determine that we will not realize the benefit of some or all of our deferred tax assets, then these assets are adjusted through our provision for income taxes in the period in which this determination is made.

We currently have tax net operating loss carry forwards in several jurisdictions in which we operate, including the United States, resulting in significant deferred tax assets. We establish a valuation allowance against our deferred tax assets when, based upon the weight of all available evidence, we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized. We believe that a significant portion of the deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law, but have established valuation allowances for those deferred tax assets that in our judgment will not be realized. In making this determination, we have considered the relative impact of all of the available positive and negative evidences regarding future sources of taxable income and tax planning strategies. However, there could be material impact to our effective tax rate if there is a significant change in our judgment. If and when our judgment changes, then the valuation allowances are adjusted through the provision for income taxes in the period in which this determination is made. See note 9 “Income Tax” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for additional information regarding our income tax provision.

New Accounting Guidance

See note 1 “Summary of Significant Accounting Policies” in our consolidated financial statements in Exhibit 99.1 to this Current Report on Form 8-K for new accounting guidance.